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                                                                    EXHIBIT 10.1


                        SHAMROCK CAPITAL ADVISORS, INC.
                              4444 Lakeside Drive
                               Burbank, CA  91505


                                                        Dated as of June 1, 1996


L.A. Gear, Inc.
2850 Ocean Park Boulevard
Santa Monica, CA  90405

Gentlemen and Ladies:

          This letter will confirm that L.A. Gear, Inc. (the "Company") has engaged Shamrock Capital Advisors, Inc. ("SCA"), on a non-exclusive basis, to render financial advisory services to the Company. SCA's engagement hereunder shall extend from June 1, 1996 through May 31, 1997, unless earlier terminated in accordance with the terms of this letter agreement. This letter agreement confirms the terms of our engagement.

          On the terms and subject to the conditions hereof, SCA will assist the Company with respect to the identification, negotiation and/or structuring of acquisition opportunities. The services to be provided by SCA hereunder shall include, without limitation, identifying appropriate candidates to be acquired by the Company, contacting such candidates and arranging for introductions to the Company, performing financial analyses with respect to such candidate's business and prospects, furnishing advice on pricing and structural matters, and assisting (where requested) in the negotiation of, and furnishing assistance in raising capital to complete, proposed acquisitions.

          If the Company shall desire SCA to perform services other than or in addition to the services contemplated under this letter agreement, the Company and SCA agree to negotiate in good faith with respect to the furnishing of such services by SCA and appropriate compensation therefor.

          A fee in the amount and on the terms set forth below (a "Transaction Fee") shall be payable by the Company to SCA if the Company shall consummate any transaction during the term of this letter agreement in which it or a subsidiary of it shall acquire a controlling interest in any company or business, through the purchase or exchange of capital stock or assets or any combination thereof, merger, tender offer or otherwise (a "Transaction"). Upon the consummation of any Transaction with respect to which SCA acts as the sole financial advisor to the Company, SCA shall, upon such consummation, be entitled to receive a Transaction Fee equal to 1 1/2% of the Aggregate Value (as hereinafter defined) of such Transaction up to $50 million, plus 1% of the Aggregate Value of such Transaction in excess of $50 million. Upon the consummation of any Transaction with respect to which
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the Company retains a financial or investment advisor or valuation firm other than or in addition to SCA, SCA shall, upon such consummation, be entitled to receive a Transaction Fee equal to 1% of the Aggregate Value of such Transaction up to $50 million, plus 1/2% of the Aggregate Value of such Transaction in excess of $50 million. For purposes hereof, "Aggregate Value" of a Transaction shall mean the value of the consideration paid per share of common stock acquired times the total number of shares of common stock (including the number of shares which would be outstanding upon the exercise of any in-the-money options, convertible debt, convertible preferred stock or warrants) of the acquired company (or, in the case of a purchase of assets, the consideration paid for such assets), plus the value of any debt, capitalized lease obligations and preferred stock redemption obligations of the target company assumed by the Company in connection with the Transaction.

          SCA shall be entitled to receive a Transaction Fee hereunder in connection with any Transaction consummated either (i) during the term of SCA's engagement hereunder, regardless of whether the party or parties to the Transaction were identified by SCA, or (ii) at any time during a period of six months after the effective date of termination or expiration of SCA's engagement hereunder if the Transaction involves a party or parties introduced to the Company by SCA.

          In addition to the Transaction Fee, the Company agrees to reimburse SCA from time to time, upon submission to the Company of appropriate supporting documentation, for SCA's reasonable out-of-pocket expenses payable to third parties incurred in connection with SCA's services hereunder; provided, however, that SCA shall not employ or retain third party professionals in connection with the engagement without the prior written consent of the Company.

          It is understood that SCA is being engaged hereunder to provide the services described above by, and that SCA is providing such services to, the Company on a non-exclusive basis.

          The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this letter agreement.

          SCA's services hereunder may be terminated by the Company at any time, upon written notice to SCA, from and after the date upon which any person or entity other than Trefoil Capital Investors, L.P. ("Trefoil") or any person or entity who or which is currently a partner of Trefoil, shall acquire, directly or indirectly in one or more transactions, securities of the Company representing 20% or more of the total voting power of the Company's securities entitled to vote generally in elections of directors and on other matters submitted to the Company's shareholders for their approval; provided, however,
                                                            --------  -------
that provisions of this letter agreement relating to the payment of the Transaction Fees, the reimbursement of expenses, and indemnification shall survive any such termination.

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          Please confirm that the foregoing sets forth our understanding by signing and returning to SCA the enclosed duplicate copy of this letter.

                                    Sincerely,

                                    SHAMROCK CAPITAL ADVISORS, INC.


                                    By: /s/  Robert G. Moskowitz
                                        ------------------------
                                      Name:  Robert G. Moskowitz
                                      Title: Managing Director


Acknowledged and agreed to as of the date set forth above:

L.A. GEAR, INC.


By:  /s/ Thomas F. Larkins
     ----------------------------
   Name:  Thomas F. Larkins
   Title: Senior Vice President
          and Chief Administrative Officer

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                           Indemnification Agreement

         As part of the consideration for the agreement of Shamrock Capital Advisors, Inc., a Delaware corporation ("SCA"), to furnish its services, L.A. Gear, Inc., a California corporation (the "Company"), agrees to indemnify and hold harmless SCA and its affiliates and the respective partners, officers, directors, employees and agents of, and persons controlling, SCA or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, and each of their respective successors and assigns (collectively, the "indemnified persons") from and against all claims, liabilities, expenses, losses or damages (or actions in respect thereof) related to or arising out of actions taken (or omitted to be taken) by SCA pursuant to the terms of the letter agreement, dated as of June 1, 1996, between SCA on the one hand and the Company on the other (the "Letter Agreement"), or SCA's role in connection therewith; provided, however, that the Company shall not be responsible for any claims, liabilities, expenses, losses and damages to the extent that it is finally judicially determined that they result primarily from actions taken or omitted to be taken by SCA in bad faith or due to SCA's gross negligence or willful misconduct. If for any reason (other than the bad faith, gross negligence or willful misconduct of SCA as provided above) the foregoing indemnity is unavailable to SCA or insufficient to hold SCA harmless, then the Company shall contribute to the amount paid or payable by SCA as a result of such claim, liability, expense, loss or damage in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and SCA on the other but also the relative fault of the Company and SCA, as well as any relevant equitable considerations, subject to the limitations that in any such event SCA's aggregate contribution to all losses, claims, expenses, liabilities and damages shall not exceed the amount of fees actually received by SCA pursuant to the Letter Agreement. Promptly after receipt by SCA of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification may be sought against the Company, SCA will notify the Company in writing of the receipt or commencement thereof, but failure to notify the Company will relieve the Company from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture of substantial rights and defenses, and will not in any event relieve the Company from any other obligation to any indemnified person other than under this indemnification agreement. The Company shall assume the defense of such action (including payment of fees and disbursements of counsel) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company. SCA shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and disbursements of such counsel shall be at the expense of SCA unless employment of such counsel has been specifically authorized by the Company in writing. The Company shall pay the fees and expenses of one separate counsel for SCA and any other indemnified persons if the named parties to any such action (including any impleaded parties) include the Company (or any of the directors of the Company) and SCA and (i) in the good faith judgment of SCA the use of joint counsel would present such counsel with an actual or potential conflict of interest or

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(ii) SCA shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company (or the director(s)). The Company shall not be liable to indemnify any person for any settlement of any claim or action effected without the Company's written consent, which consent shall not be unreasonably withheld. In addition, the Company agrees to reimburse SCA and each other indemnified person for all expenses (including reasonable fees and disbursements of counsel if the Company does not assume the defense of such action) as they are incurred by SCA, or any indemnified person in connection with investigating, preparing or defending any such action or claim. SCA shall have no liability to the Company or any other person in connection with the services which they render pursuant to the Letter Agreement, except for SCA's bad faith, gross negligence or willful misconduct judicially determined as aforesaid. The indemnification, contribution and expense reimbursement obligation the Company has under this paragraph shall be in addition to any liability the Company may otherwise have.

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